Exhibit 10.3

PERSONAL PROPERTY SALES AGREEMENT

THIS AGREEMENT is made this 16th day of December, 2005, by and among Steak n Shake Operations, Inc., an Indiana corporation ("Seller") and Kelley Operations, Inc., a North Carolina corporation, having its principal office at 4020 Waterford Drive, Charlotte, North Carolina 28226, or its assigns (collectively the "Purchaser").

RECITALS
A.
Seller and Purchaser have entered into that Unit Franchise Agreement whereby Purchaser will become a franchisee of Seller and Seller will transfer its interest in certain real and personal property located in the Greenville, S.C. metropolitan area to Purchaser.

B.	The Seller and Purchaser have entered into a separate agreement for the sale of the real property and all improvements thereon located at 499 Congaree Rd., Greenville, S.C. (the "Real Estate"; and
C.
In addition to transferring the Real Estate, Purchaser is desirous of buying and Seller is willing to sell all of the good will, inventory, equipment, furniture and fixtures associated with the operation of its restaurant on the Real Estate under the terms and conditions set for herein; and

D.	The parties also desire to set forth certain terms governing the disposition of certain receivables, bank deposits and petty cash.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, promises and agreements herein set forth, receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser mutually agree as follows:

1. PURCHASE OF ALL PERSONAL PROPERTY ON OR AT THE REAL ESTATE
Purchaser agrees to purchase and Seller agrees to sell all good will, together with the inventory (including, without limitation, all food items, all beverage items, all unopened paper supplies, uniforms and boxed pots, pans, utensils, silverware, dishes and glassware)), equipment, furniture and fixtures listed on Schedule 1, attached hereto and incorporated by reference, located in and on the Real Estate (the "Personal Property"). The parties acknowledge that expressly excluded from the assets sold hereunder are the following items: cash, receivables, Third-Party owned equipment.

2.	CONTINGENCIES
The Parties’ obligations to purchase the personal property sold hereunder is contingent upon the consummation of the sale of the Real Estate by Purchaser and the commencement of the franchise contemplated by the Unit Franchise Agreement.

3.	PURCHASE PRICE
The purchase price for the Personal Property will be:    Two Hundred Two Thousand Two Hundred Dollars and 00/100 ($202,200.00).
The purchase price shall be paid in cash to Seller at closing.

4.	WARRANT TITLE
Seller warrants that it is the owner of all of the personal property sold hereunder free and clear of any liens or encumbrances and that to the best of Seller’s actual knowledge, there are no restrictions that prevent or prohibit Seller from transferring title to all such personal property to Purchaser at closing.

5.	USE PENDING CLOSING
Seller shall not sell or transfer any of the Personal Property except for inventory in the normal course of business.

6.	INSPECTION
The parties shall conduct a walk-through inspection prior to closing to verify the conditions and status of all Personal Property on the Real Estate. If Personal Property is not at the Real Estate, Purchaser shall deduct the value of said items, as reasonably determined by the Purchaser, from the Purchase Price.

7.	BILL OF SALE
At closing, the Seller shall tender a Bill of Sale transferring the Personal Property to Purchaser, and assigning all warranties.

8. RECEIVABLES
Any receivables arising out of the operation of the restaurant prior to the closing date (as the same are described in Section 10 hereof) will be collected by the Seller. In the event that any such receivables are subsequently paid to Purchaser, they will be forwarded to Seller within ten (10) days of receipt.

9. BANK DEPOSITS AND PETTY CASH
Any Bank Deposits arising from the operation of the restaurant on the Real Estate prior to the closing date, shall be the property of Seller and shall be deposited into Seller’s account as of the closing date. Any petty cash or cash register change will be counted at the time of the inspection (as described in Section 6 hereof). Purchaser will be billed the amount of such petty cash and change and will reimburse Seller within seven (7) days after Purchaser’s receipt of a written demand therefore, which shall itemize such amounts.

10. CLOSING
Closing shall take place simultaneously with the transactions for the transfer of Seller’s interest in the Real Estate, at a mutually agreed upon location unless extended by mutual agreement of the parties. Seller shall surrender possession of the Personal Property at closing.

EXECUTED on this, the 16th day of December, 2005, by Purchaser.

Kelley Operations, Inc., a North Carolina corporation

By: __/s/ Wayne L. Kelley___________________________________
Title:___President_________________________________

EXECUTED on this, the 16th day of  December, 2005, by Seller.

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation

            By:       /s/ David C. Milne_________________________________
Name: ________David C. Milne____________________________
        Title:           General Counsel, Secretary

SCHEDULE 1
EQUIPMENT, FURNITURE AND FIXTURE LIST
(Omitted from filing)